Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2/A of Daxor Corporation of our report dated February 25, 2021, relating to the financial statements and financial highlights of Daxor Corporation, which appears in such Registration Statement. We also consent to the references to us under the heading “Independent Registered Public Accounting Firm” in the Prospectus and under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which is part of such Registration Statement.

/s/ WithumSmith+Brown, P.C.

New York, NY

July 14, 2021